Exhibit 5.4

Eulogio Estigarribia 4846 Casilla de Correo 114 1892 Asunción, Paraguay Tel.: (595 - 21) 663 536 Fax : (595 - 21) 600 448 www.pstbn.com.py

June 4, 2013.

Navios South American Logistics Inc.

Aguada Park Free Zone

Paraguay 2141, Of. 1603

Montevideo, Uruguay

Gentlemen;

We have acted as counsel for the Paraguayan Covered Guarantors (as defined below) in connection with the offer by Navios South American Logistics Inc., a Marshall Islands corporation (the “Company”) and Navios Logistics Finance (US) Inc., a Delaware corporation (“Navios Finance” and, together with the Company, the “Co-Issuers”), to exchange up to $90,000,000 in aggregate principal amount of the Co-Issuers’ new 9 1/4% Senior Notes due 2019 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 9 1/4% Senior Notes due 2019 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” The Paraguayan Corporations Merco Par S.A.C.I., Navegacion Guarani S.A., Hidrovia OSR S.A., Merco-Fluvial S.A., and Petrolera San Antonio S.A. are hereinafter collectively referred to as the “Paraguayan Covered Guarantors” or any individually as a “Paraguayan Covered Guarantor”.

In such capacity, we have reviewed; a) the Indenture dated April 12, 2011 together with the First Supplemental Indenture dated April 28, 2011, the Second Supplemental Indenture dated July 26, 2011, the Third Supplemental Indenture dated December 19, 2012, the Fourth Supplemental Indenture dated March 12, 2013 and the Fifth Supplemental Indenture dated April 19, 2013 among the Co-Issuers, the Guarantors listed therein and Wells Fargo Bank, N.A., as Trustee with respect to the 9  1/4% Senior Notes due 2019 (the “Indenture”); b) the Notes; and c) the Guarantees (as defined in the Indenture) (hereinafter jointly the “Documents”).

We have examined such certificates and corporate records of the Paraguayan Covered Guarantors and other documents, and have examined such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed, without independent verification, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents delivered to us as copies, and that signatures (excluding those of the Paraguayan Covered Guarantors) on all documents examined by us are genuine.

We have assumed the power, authority and legal right of all parties, other than the Paraguayan Covered Guarantors, to the Documents to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Documents by such parties. We have further assumed the validity and enforceability of the Documents under all applicable laws other than the law of the Republic of Paraguay.

Eulogio Estigarribia 4846 Casilla de Correo 114 1892 Asunción, Paraguay Tel.: (595 - 21) 663 536 Fax : (595 - 21) 600 448 www.pstbn.com.py

This opinion is limited to the laws of Paraguay and we are expressing no opinion herein as to the effect or any laws other than the laws of Paraguay.

Based upon the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i) Each Paraguayan Covered Guarantor, has been duly incorporated and is validly existing as a corporation (Sociedad Anonima) in good standing under the laws of Paraguay.

(ii) Each Paraguayan Covered Guarantor has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and to enter into and perform its obligations under the Documents to which it is a party.

(iii) Each Paraguayan Covered Guarantor has duly authorized, executed and delivered the Documents to which it is a party.

(iv) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency of Paraguay is necessary or required by any Paraguayan Covered Guarantor in connection with the due execution, delivery and performance of the Documents to which it is a party.

(v) The execution, delivery and performance by each Paraguayan Covered Guarantor of the Documents to which it is a party do not and will not result in any violation of the provisions of the charter or by-laws of each Paraguayan Covered Guarantor or any applicable Paraguayan law, statute, rule, regulation, judgment, order, writ or decree, known to us, of any Paraguayan government, government instrumentality or court.

In rendering this opinion, we rely, as to matters of fact (but not as to legal conclusions), to the extent we have deemed proper, on certificates of responsible officers of the Company, each of the Paraguayan Covered Guarantors and public officials.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.2 to the Registration Statement.

/s/ Marcos J. Peroni
PERONI SOSA TELLECHEA BURT & NARVAJA Marcos J. Peroni